EXHIBIT NO. 99.1

[logo]	News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Makes Voluntary $150 Million Pension Trust Fund Contribution

MIDDLETOWN, OH, January 4, 2005 — AK Steel (NYSE: AKS) said it made a $150 million voluntary contribution to its pension trust fund on January 3, 2005. The voluntary contribution applies toward approximately $300 million of pension funding that otherwise would be required in 2006. The payment reduces the company’s 2006 projected pension funding obligation by approximately 50% and lowers its pension expense by approximately $13 million on an annualized basis. The company provides pension benefits to approximately 32,000 retirees and/or their beneficiaries.

AK Steel announced in its third quarter 2004 earnings release that its board of directors had authorized the early pension contribution based upon the company’s improved financial performance and cash position.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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